The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 6, 2019

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-222672 and 333-222672-01 Dated November , 2019

JPMorgan Chase Financial Company LLC Trigger Autocallable Contingent Yield Notes

Linked to the least performing of the MSCI Emerging Markets Index, the Russell 2000® Index and the EURO STOXX 50® Index due on or about November 9, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger Autocallable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) , the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the least performing of the MSCI Emerging Markets Index, the Russell 2000® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). If the closing level of each Underlying on a quarterly Observation Date is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Financial will automatically call the Notes early if the closing level of each Underlying on any quarterly Observation Date (after an initial one-year non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Notes are not called prior to maturity and the Final Value of each Underlying is equal to or greater than both its Downside Threshold and its Coupon Barrier, JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to the Contingent Coupon. If the Notes are not called prior to maturity and the Final Value of each Underlying is greater than or equal to its Downside Threshold but the Final Value of any Underlying is less than its Coupon Barrier, JPMorgan Financial will make a cash payment at maturity equal to the principal amount of our Notes, but no Contingent Coupon will be paid. If the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Underlying with the Lowest Underlying Return (the “Least Performing Underlying”) from its Initial Value to its Final Value. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a least decline or any potential increase in the levels of the other Underlyings. Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features	Key Dates

❑	Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the Contingent Coupon otherwise due for a quarterly Observation Date (after an initial one-year non-call period) if the closing level of each Underlying on that quarterly Observation Date is equal to or greater than its Initial Value. No further payments will be made on the Notes. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Coupon: If the closing level of each Underlying on a quarterly Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.
❑	Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and each Underlying closes at or above its Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to any Contingent Coupon that may be payable as described above. If any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Least Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Trade Date[1]	November 7, 2019
Original Issue Date (Settlement Date)[1]	November 12, 2019
Observation Dates[2]	Quarterly (callable beginning November 6, 2020) (see page 4)
Final Valuation Date[2]	November 6, 2029
Maturity Date[2]	November 9, 2029
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. The Initial Value of each Underlying will be the closing level of that Underlying on November 6, 2019 and will not be the closing level of that Underlying on the Trade Date.
[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS.  JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.  YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Autocallable Contingent Yield Notes linked to the least performing of the MSCI Emerging Markets Index, the Russell 2000® Index and the EURO STOXX 50® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Contingent Coupon Rate will be finalized on the Trade Date and the Initial Value, Downside Threshold and Coupon Barrier for each Underlying will be finalized on November 6, 2019 and each will be provided in the pricing supplement. The actual Contingent Coupon Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of that range.
Underlying	Contingent Coupon Rate	Initial Value*	Downside Threshold**	Coupon Barrier**	CUSIP / ISIN
MSCI Emerging Markets Index (Bloomberg Ticker: MXEF)	7.00% to 7.20% per annum	•	50% of the Initial Value	70% of the Initial Value	48132J108 / US48132J1088
Russell 2000® Index (Bloomberg Ticker: RTY)		•	50% of the Initial Value	70% of the Initial Value
EURO STOXX 50® Index (Bloomberg Ticker: SX5E)		•	50% of the Initial Value	70% of the Initial Value

*   The Initial Value of each Underlying will be the closing level of that Underlying on November 6, 2019 and will not be the closing level of that Underlying on the Trade Date.

**Rounded to two decimal places for the MSCI Emerging Markets Index and the EURO STOXX 50® Index and rounded to three decimal places for the Russell 2000® Index.

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement.  The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 5, 2018, product supplement no. UBS-1-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and this pricing supplement.  The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the MSCI Emerging Markets Index, the Russell 2000® Index and the EURO STOXX 50® Index		$10		$0.35		$9.65
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.35 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Contingent Coupon Rate equal to the middle of the range listed above, the estimated value of the Notes would be approximately $9.10 per $10 principal amount Note.  The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.05 per $10 principal amount Note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004522/dp87529_424b2-ubs1i.pdf

t	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

t	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the MSCI Emerging Markets Index, the Russell 2000® Index and the EURO STOXX 50® Index is an “Index.”

Investor Suitability

The Notes may be suitable for you if, among other considerations:
t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.
t	You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.
t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You believe each Underlying will close at or above its Coupon Barrier on the Observation Dates and its Downside Threshold on the Final Valuation Date.
t	You believe each Underlying will close at or above its Initial Value on one of the specified Observation Dates (after an initial one-year non-call period).
t	You understand and accept that you will not participate in any appreciation of any Underlying and that your potential return is limited to the Contingent Coupons.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.
t	You would be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).
t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlyings.
t	You are able and willing to invest in Notes that may be called early (after an initial one-year non-call period) and you are otherwise able and willing to hold the Notes to maturity.
t	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.
t	You understand and accept the risks associated with the Underlyings.
t	You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.
The Notes may not be suitable for you if, among other considerations:
t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.
t	You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.
t	You require an investment designed to provide a full return of principal at maturity.
t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You believe that any Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on the Observation Dates and its Downside Threshold on the Final Valuation Date.
t	You seek an investment that participates in the full appreciation of any or all Underlyings or that has unlimited return potential.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.
t	You would not be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlyings.
t	You are unable or unwilling to invest in Notes that may be called early (after an initial one-year non-call period), or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
t	You do not understand or accept the risks associated with the Underlyings.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The MSCI Emerging Markets Index,” “The Russell 2000® Index” and “The EURO STOXX 50® Index” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlyings	MSCI Emerging Markets Index Russell 2000® Index EURO STOXX 50® Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	Approximately 10 years, unless called earlier
Automatic Call Feature	The Notes will be called automatically if the closing level of each Underlying on any Observation Date (after an initial one-year non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.
Contingent Coupon	If the closing level of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.
If the closing level of any Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.
Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate.
You should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range set forth in “Contingent Coupon Rate” below.
Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Observation Date on which the closing level of any Underlying is less than its Coupon Barrier.
Contingent Coupon Rate	Expected to be between 7.00% and 7.20% per annum. The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 7.00% per annum.
Contingent Coupon payments	Between $0.175 and $0.18 per $10 principal amount Note. The actual Contingent Coupon payments will be based on the Contingent Coupon Rate and finalized on the Trade Date and provided in the pricing supplement.
Coupon Payment Dates[2]	As specified under the “Coupon Payment Dates” column of the table under ”Observation Dates and Coupon Payment Dates” below
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the Final Value of each Underlying is equal to or greater than both its Downside Threshold and its Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes are not automatically called and the Final Value of each Underlying is greater than or equal to its Downside Threshold but the Final Value of any Underlying is less than its Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10, but no Contingent Coupon will be paid.

If the Notes are not automatically called and the Final Value of any Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Underlying Return of the Least Performing Underlying, equal to:

$10 × (1 + Least Performing Underlying Return)

Underlying Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing level of that Underlying on November 6, 2019. The Initial Value of each Underlying is not the closing level of that Underlying on the Trade Date.
Final Value	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Downside Threshold[3]	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Coupon Barrier[3]	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
[1]	See footnote 1 under “Key Dates” on the front cover
[2]	See footnote 2 under “Key Dates” on the front cover
[3]	Rounded to two decimal places for the MSCI Emerging Markets Index and the EURO STOXX 50® Index and rounded to three decimal places for the Russell 2000® Index

Investment Timeline
November 6, 2019	The closing level of each Underlying (Initial Value) is observed, and the Downside Threshold and the Coupon Barrier of each Underlying are determined.

Trade Date (November 7, 2019)	The Contingent Coupon Rate is finalized.

Quarterly (callable after an initial one-year non-call period)

If the closing level of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the Coupon Payment Date.

The Notes will also be called if the closing level of each Underlying on any Observation Date (after an initial one-year non-call period) is equal to or greater than its Initial Value.  If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If the Notes have not been called and the Final Value of each Underlying is equal to or greater than both its Downside Threshold and its Coupon Barrier, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes have not been called and the Final Value of each Underlying is greater than or equal to its Downside Threshold but the Final Value of any Underlying is less than its Coupon Barrier, JPMorgan Financial will repay the principal amount equal to $10.00 per Note, but no Contingent Coupon will be paid.

If the Notes have not been called and the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Least Performing Underlying, equal to a return of:

$10 × (1 + Least Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS.  YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LEAST DECLINE OR ANY POTENTIAL INCREASE IN THE LEVELS OF THE OTHER UNDERLYINGS.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO.  IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO.  WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates and Coupon Payment Dates

Observation Dates†	Coupon Payment Dates†
February 6, 2020	February 11, 2020
May 6, 2020	May 11, 2020
August 6, 2020	August 11, 2020
November 6, 2020	November 12, 2020
February 8, 2021	February 11, 2021
May 6, 2021	May 11, 2021
August 6, 2021	August 11, 2021
November 8, 2021	November 12, 2021
February 7, 2022	February 10, 2022
May 6, 2022	May 11, 2022
August 8, 2022	August 11, 2022
November 7, 2022	November 10, 2022
February 6, 2023	February 9, 2023
May 8, 2023	May 11, 2023
August 7, 2023	August 10, 2023
November 6, 2023	November 9, 2023
February 6, 2024	February 9, 2024
May 6, 2024	May 9, 2024
August 6, 2024	August 9, 2024
November 6, 2024	November 12, 2024
February 6, 2025	February 11, 2025
May 6, 2025	May 9, 2025
August 6, 2025	August 11, 2025
November 6, 2025	November 12, 2025
February 6, 2026	February 11, 2026
May 6, 2026	May 11, 2026
August 6, 2026	August 11, 2026
November 6, 2026	November 12, 2026
February 8, 2027	February 11, 2027
May 6, 2027	May 11, 2027
August 6, 2027	August 11, 2027
November 8, 2027	November 12, 2027
February 7, 2028	February 10, 2028
May 8, 2028	May 11, 2028
August 7, 2028	August 10, 2028
November 6, 2028	November 9, 2028
February 6, 2029	February 9, 2029
May 7, 2029	May 10, 2029
August 6, 2029	August 9, 2029
November 6, 2029 (the Final Valuation Date)	November 9, 2029 (the Maturity Date)

†The Notes are not callable until the fourth Observation Date, November 6, 2020.

Each of the Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Note.  Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above).  This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price.  The deductibility of capital losses is subject to limitations.  If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon.  Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income.  You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the Notes are recharacterized, in whole or in part, as debt instruments, or Contingent Coupons if they are otherwise treated as FDAP Income). If the Notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income).  You should consult your tax adviser regarding the potential application of FATCA to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing level of any Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Least Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to any Underlying.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing level of any Underlying on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon for that Observation Date even if the closing levels of the other Underlyings are greater than or equal to their respective Coupon Barriers on that Observation Date, and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing level of any Underlying is less than its Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

t	Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation of any Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the Call Settlement Date. Because the Notes could be called as early as the fourth Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the risk of decline in the level of each Underlying, even though you are not able to participate in any potential appreciation of any Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the level of one or more of the Underlyings and the shorter time remaining for the level of any Underlying to recover to or above its Initial Value on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any Underlying. In addition, if the Notes are not called and the Final Value of any Underlying is below its Downside Threshold, you will have a loss on your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

t	Because the Notes Are Linked to the Least Performing Underlying, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying or to two Underlyings. With three Underlyings, it is more likely that the closing level of an Underlying will be less than its Coupon Barrier on the Observation Dates or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between any two of the Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively and with three Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation.  In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation.  Therefore, the greater the number of Underlyings, the greater the potential for missed Contingent Coupons and for a loss of principal at maturity.  Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings and/or a greater number of Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.  The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below.  In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.  Furthermore, because the closing level of each Underlying must be greater than or equal to its Initial Value on a quarterly Observation Date (after an initial one-year non-call period) in order for the notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying.

t	You Are Exposed to the Risk of Decline in the Level of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Coupon on any Coupon Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any of the other Underlyings. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

t	Your Payment at Maturity Will Be Determined By the Least Performing Underlying — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of any of the other Underlyings. Accordingly, if the Notes have not been automatically called and the Final Value of any Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of either or both of the other Underlyings is greater than or equal to its Initial Value.

t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing levels of all of the Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note, with or without the Contingent Coupon, or, if any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Least Performing Underlying from its Initial Value to its Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.

t	A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the level of an Underlying could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

t	Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the Maturity Date.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	Each Contingent Coupon Is Based Solely on the Closing Levels of the Underlyings on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing levels of the

Underlyings on that Observation Date.  As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date.  Moreover, because each Contingent Coupon is based solely on the closing levels of the Underlyings on the applicable Observation Date, if the closing level of any Underlying is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing levels of the other Underlyings is equal to or greater than their respective Coupon Barriers and even if the closing level of that Underlying was higher on other days during the period before that Observation Date.

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.  See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the levels of the Underlyings;

t	the time to maturity of the Notes;

t	the likelihood of an automatic call being triggered;

t	whether the closing level of any Underlying has been, or is expected to be, less than its Coupon Barrier on any Observation Date and whether the Final Value of any Underlying is expected to be less than its Downside Threshold;

t	the dividend rates on the equity securities underlying the Underlyings;

t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;

t	interest and yield rates in the market generally;

t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the MSCI Emerging Markets Index and the EURO STOXX 50® Index trade and the correlation among those rates and the levels of the MSCI Emerging Markets Index and the EURO STOXX 50® Index; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Notes is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of Any Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the stock included in the Underlyings and received the dividends on the stock included in the Underlyings. This is because the calculation agent will determine whether the Notes will be called and whether a Contingent Coupon is payable and, if the Notes are not called, will calculate the amount payable to you at maturity of the Notes by reference to the closing level of each Underlying on the relevant Observation Date, without taking into consideration the value of dividends on the stock included in that Underlying.

t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if each Underlying does not close below its Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlyings and could affect the level of an Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Notes.

t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Contingent Coupon Rate.

Risks Relating to the Underlyings

t	Non-U.S. Securities Risk with Respect to the MSCI Emerging Markets Index and the EURO STOXX 50® Index — The equity securities included in the MSCI Emerging Markets Index and the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

t	Emerging Markets Risk with Respect to the MSCI Emerging Markets Index — The equity securities included in the MSCI Emerging Markets Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

t	The Notes Are Subject to Currency Exchange Risk with Respect to the MSCI Emerging Markets Index — Because the prices of the equity securities included in the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the level of the MSCI Emerging Markets Index, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI Emerging Markets Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the MSCI Emerging Markets Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI Emerging Markets Index will be adversely affected and any payment on the Notes may be reduced. Of particular importance to potential currency exchange risk are:

t	existing and expected rates of inflation;

t	existing and expected interest rate levels;

t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

t	political, civil or military unrest in the countries issuing those currencies and the United States; and

t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

t	An Investment in the Notes is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

t	No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index — The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.

Hypothetical Examples

Hypothetical terms only.  Actual terms may vary.  See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.*  We cannot predict the closing level of any Underlying on any day during the term of the Notes, including on any Observation Date.  You should not take these examples as an indication or assurance of the expected performance of the Notes.  Numbers in the examples below have been rounded for ease of analysis.  In these examples, we refer to the MSCI Emerging Markets Index, the Russell 2000® Index and the EURO STOXX 50® Index as the “MXEF Index”, the “RTY Index” and the “SX5E Index,” respectively.

Principal Amount:	$10.00
Term:	Approximately 10 years (unless earlier called)
Hypothetical Initial Value:	100.00 for the MXEF Index, 100.000 for the RTY Index and 100.00 for the SX5E Index
Hypothetical Contingent Coupon Rate:	7.00% per annum (or 1.75% per quarter), based on the bottom of the range of 7.00% to 7.20% per annum
Observation Dates:	Quarterly (callable after one year)
Hypothetical Downside Threshold:	70.00 for the MXEF Index, 70.000 for the RTY Index and 70.00 for the SX5E Index (which, with respect to each Underlying, is 70% of the hypothetical Initial Value of that Underlying)
Hypothetical Coupon Barrier:	70.00 for the MXEF Index, 70.000 for the RTY Index and 70.00 for the SX5E Index (which, with respect to each Underlying, is 70% of the hypothetical Initial Value of that Underlying)

*	Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate, Initial Values, Coupon Barriers or Downside Thresholds. The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical Initial Values of 100.00 for the MXEF Index, 100.000 for the RTY Index and 100.00 for the SX5E Index have been chosen for illustrative purposes only and may not represent a likely actual Initial Value for any Underlying. The actual Initial Value and resulting Downside Threshold and Coupon Barrier of each Underlying will be based on the closing level of that Underlying on the November 6, 2019. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under the sections titled “The MSCI Emerging Markets Index", “The Russell 2000® Index” and “The EURO STOXX 50® Index” below.

The examples below are purely hypothetical.  These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing level of any Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Value of any Underlying is less than its Downside Threshold and/or its Coupon Barrier and (d) how the total return on the Notes may be less than the total return on a direct investment in any or all Underlyings in certain scenarios.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the Fourth Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	MXEF Index: 105.00 RTY Index: 110.000 SX5E Index: 115.00	Closing level of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.175 on first Coupon Payment Date.
Second Observation Date	MXEF Index: 80.00 RTY Index: 90.000 SX5E Index: 60.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of SX5E Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	MXEF Index: 60.00 RTY Index: 80.000 SX5E Index: 85.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of MXEF Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth Observation Date	MXEF Index: 110.00 RTY Index: 115.000 SX5E Index: 105.00	Closing level of each Underlying at or above its Initial Value; Notes are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.175 on Call Settlement Date.

Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.175 ($10.00 + $0.175)
	Prior Contingent Coupons:	$0.175 ($0.175 × 1)
	Total:	$10.35
	Total Return:	3.50%

Because the closing level of each Underlying is greater than or equal to its Initial Value on the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically called on that Observation Date.  JPMorgan Financial will pay you on the Call Settlement Date $10.175 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date.  No further amounts will be owed to you under the Notes.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first Observation Date, JPMorgan Financial will pay the Contingent Coupon of $0.175 on the first Coupon Payment Date.  However, because the closing level of at least one Underlying was less than its Coupon Barrier on the second and third Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates.  Accordingly, JPMorgan Financial will have paid a total of $10.35 per $10.00 principal amount Note for a 3.50% total return over the shortened one (1) year term of the Notes as a result of the automatic call.

Example 2 — Notes Are NOT Automatically Called and the Final Value of Each Underlying Is Above Its Downside Threshold and Coupon Barrier

Date	Closing Level	Payment (per Note)
First Observation Date	MXEF Index: 115.00 RTY Index: 110.000 SX5E Index: 105.00	Closing level of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.175 on first Coupon Payment Date.
Second Observation Date	MXEF Index: 80.00 RTY Index: 90.000 SX5E Index: 85.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.175 on second Coupon Payment Date.
Third Observation Date	MXEF Index: 85.00 RTY Index: 60.000 SX5E Index: 80.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Thirty-Ninth Observation Dates	Various (below Coupon Barrier)	Closing level of each Underlying below its Initial Value; Notes NOT automatically called. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to thirty-ninth Coupon Payment Dates.
Fortieth Observation Date (the Final Valuation Date)	MXEF Index: 110.00 RTY Index: 80.000 SX5E Index: 105.00	Closing level of RTY Index below its Initial Value; Notes NOT automatically called. Final Value of each Underlying above its Downside Threshold; Issuer repays principal plus pays Contingent Coupon of $0.175 on Maturity Date.
Total Payments (per $10.00 Note):	Payment at Maturity:	$10.175 ($10.00 + $0.175)
	Prior Contingent Coupons:	$0.35 ($0.175 × 2)
	Total:	$10.525
	Total Return:	5.25%

Because the closing level of at least one Underlying was less than its Initial Value on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called.  Because the Final Value of each Underlying is greater than or equal to its Downside Threshold and Coupon Barrier, JPMorgan Financial will pay you on the Maturity Date $10.175 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, JPMorgan Financial will pay the Contingent Coupon of $0.175 on the first and second Coupon Payment Dates.  However, because the closing level of at least one Underlying was less than its Coupon Barrier on the third through thirty-ninth Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates.  Accordingly, JPMorgan Financial will have paid a total of $10.525 per $10.00 principal amount Note for a 5.25% total return over the approximately ten (10) year term of the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Value of Each Underlying Is Above Its Downside Threshold but the Final Value of Any Underlying Is Below Its Coupon Barrier

Date	Closing Level	Payment (per Note)
First Observation Date	MXEF Index: 115.00 RTY Index: 110.000 SX5E Index: 105.00	Closing level of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.175 on first Coupon Payment Date.
Second Observation Date	MXEF Index: 80.00 RTY Index: 90.000 SX5E Index: 85.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.175 on second Coupon Payment Date.
Third Observation Date	MXEF Index: 85.00 RTY Index: 60.000 SX5E Index: 80.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Thirty-Ninth Observation Dates	Various (below Coupon Barrier)	Closing level of each Underlying below its Initial Value; Notes NOT automatically called. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to thirty-ninth Coupon Payment Dates.
Fortieth Observation Date (the Final Valuation Date)	MXEF Index: 110.00 RTY Index: 105.000 SX5E Index: 60.00	Closing level of SX5E Index below its Initial Value; Notes NOT automatically called. Final Value of each Underlying above its Downside Threshold; Final Value of SX5E Index below its Coupon Barrier; Issuer repays principal on Maturity Date.
Total Payments (per $10.00 Note):	Payment at Maturity:	$10.00
	Prior Contingent Coupons:	$0.35 ($0.175 × 2)
	Total:	$10.35
	Total Return:	3.50%

Because the closing level of at least one Underlying was less than its Initial Value on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called.  Because the Final Value of each Underlying is greater than or equal to its Downside Threshold and the Final Value of at least one Underlying is less than its Coupon Barrier, JPMorgan Financial will pay you on the Maturity Date $10.00 per $10.00 principal amount Note, which is equal to your principal amount.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, JPMorgan Financial will pay the Contingent Coupon of $0.175 on the first and second Coupon Payment Dates.  However, because the closing level of at least one Underlying was less than its Coupon Barrier on the third through thirty-ninth Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates.  Accordingly, JPMorgan Financial will have paid a total of $10.35 per $10.00 principal amount Note for a 3.50% total return over the approximately ten (10) year term of the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value of Any Underlying Is Below Its Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	MXEF Index: 55.00 RTY Index: 60.000 SX5E Index: 50.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	MXEF Index: 105.00 RTY Index: 60.000 SX5E Index: 110.00	Closing level of the RTY Index below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	MXEF Index: 90.00 RTY Index: 60.000 SX5E Index: 80.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Thirty-Ninth Observation Dates	Various (below Coupon Barrier)	Closing level of each Underlying below its Initial Value; Notes NOT automatically called. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to thirty-ninth Coupon Payment Dates.
Fortieth Observation Date (the Final Valuation Date)	MXEF Index: 45.00 RTY Index: 110.000 SX5E Index: 80.00	Closing level of MXEF Index below its Initial Value; Notes NOT automatically called. Closing level of MXEF Index below its Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Least Performing Underlying.
Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the closing level of at least one Underlying is less than its Initial Value on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called.  Because the Final Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, JPMorgan Financial will pay you a total of $4.50 per $10.00 principal amount Note, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Least Performing Underlying Return)

Step 1:  Determine the Underlying Return of each Underlying:

Underlying Return of the MXEF Index:

(Final Value – Initial Value)	=	45.00 – 100.00	= -55.00%
Initial Value		100.00

Underlying Return of the RTY Index:

(Final Value – Initial Value)	=	110.000 – 100.000	= 10.00%
Initial Value		100.000

Underlying Return of the SX5E Index:

(Final Value – Initial Value)	=	80.00 – 100.00	= 20.00%
Initial Value		100.00

Step 2:  Determine the Least Performing Underlying.  The MXEF Index is the Underlying with the lowest Underlying Return.

Step 3:  Calculate the Payment at Maturity:

$10.00 × (1 + Least Performing Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing level of at least one Underlying is less than its Coupon Barrier on each Observation Date, JPMorgan Financial will not pay any Contingent Coupons over the term of the Notes.  Accordingly, JPMorgan Financial will have paid a total of $4.50 per $10.00 principal amount Note for a -55.00% total return over the approximately ten (10) year term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings.  This information has been obtained from publicly available sources, without independent verification.  Set forth below is a table that provides the quarterly high and low closing levels of each Underlying.  This information given below is for the four calendar quarters in each of 2014, 2015, 2016, 2017 and 2018 and the first, second and third calendar quarters of 2019.  Partial data is provided for the fourth calendar quarter of 2019.  We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  You should not take the historical levels of any Underlying as an indication of future performance.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets.  For additional information about the MSCI Emerging Markets Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Historical Information Regarding the MSCI Emerging Markets Index

The following table sets forth the quarterly high and low closing levels of the MSCI Emerging Markets Index, based on daily closing levels of the MSCI Emerging Markets Index as reported by Bloomberg, without independent verification.  The closing level of the MSCI Emerging Markets Index on November 5, 2019 was 1,071.22.  The actual Initial Value of the MSCI Emerging Markets Index will be the closing level of the MSCI Emerging Markets Index on November 6, 2019.  We obtained the closing levels of the MSCI Emerging Markets Index above and below from Bloomberg, without independent verification.  You should not take the historical levels of the MSCI Emerging Markets Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2014	3/31/2014	1,002.66	916.56	994.65
4/1/2014	6/30/2014	1,057.59	993.12	1,050.78
7/1/2014	9/30/2014	1,100.98	1,005.33	1,005.33
10/1/2014	12/31/2014	1,016.07	909.98	956.31
1/1/2015	3/31/2015	993.82	934.73	974.57
4/1/2015	6/30/2015	1,067.01	959.42	972.25
7/1/2015	9/30/2015	971.91	771.77	792.05
10/1/2015	12/31/2015	868.56	771.22	794.14
1/1/2016	3/31/2016	836.80	688.52	836.80
4/1/2016	6/30/2016	853.69	781.84	834.10
7/1/2016	9/30/2016	927.29	819.19	903.46
10/1/2016	12/31/2016	918.68	838.96	862.27
1/1/2017	3/31/2017	973.08	861.88	958.37
4/1/2017	6/30/2017	1,019.11	952.92	1,010.80
7/1/2017	9/30/2017	1,112.92	1,002.48	1,081.72
10/1/2017	12/31/2017	1,158.45	1,082.97	1,158.45
1/1/2018	3/31/2018	1,273.07	1,142.85	1,170.88
4/1/2018	6/30/2018	1,184.13	1,046.71	1,069.52
7/1/2018	9/30/2018	1,092.36	1,003.33	1,047.91
10/1/2018	12/31/2018	1,046.40	934.80	965.78
1/1/2019	3/31/2019	1,070.95	949.57	1,058.13
4/1/2019	6/30/2019	1,096.39	984.81	1,054.86
7/1/2019	9/30/2019	1,064.63	960.81	1,001.00
10/1/2019	11/5/2019*	1,071.22	989.20	1,071.22

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2019 includes data for the period from October 1, 2019 through November 5, 2019. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2019.

The graph below illustrates the daily performance of the MSCI Emerging Markets Index from January 1, 2009 through November 5, 2019, based on information from Bloomberg, without independent verification.  The dotted lines represent a hypothetical Downside Threshold of 535.61 and a hypothetical Coupon Barrier of 749.85, equal to 50% and 70%, respectively, of the closing level of the MSCI Emerging Markets Index on November 5, 2019.  The actual Downside Threshold and Coupon Barrier will be based on the closing level of the MSCI Emerging Markets Index on November 6, 2019 (the Initial Value) and will be equal to 50% and 70%, respectively, of the Initial Value of the MSCI Emerging Markets Index.

Past performance of the MSCI Emerging Markets Index is not indicative of the future performance of the MSCI Emerging Markets Index.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low closing levels of the Russell 2000® Index, based on daily closing levels of the Russell 2000® Index as reported by Bloomberg, without independent verification.  The closing level of the Russell 2000® Index on November 5, 2019 was 1,599.611.  The actual Initial Value of the Russell 2000® Index will be the closing level of the Russell 2000® Index on November 6, 2019.  We obtained the closing levels of the Russell 2000® Index above and below from Bloomberg, without independent verification.  You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	3/31/2018	1,610.706	1,463.793	1,529.427
4/1/2018	6/30/2018	1,706.985	1,492.531	1,643.069
7/1/2018	9/30/2018	1,740.753	1,653.132	1,696.571
10/1/2018	12/31/2018	1,672.992	1,266.925	1,348.559
1/1/2019	3/31/2019	1,590.062	1,330.831	1,539.739
4/1/2019	6/30/2019	1,614.976	1,465.487	1,566.572
7/1/2019	9/30/2019	1,585.599	1,456.039	1,523.373
10/1/2019	11/5/2019*	1,599.611	1,472.598	1,599.611

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2019 includes data for the period from October 1, 2019 through November 5, 2019. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2019.

The graph below illustrates the daily performance of the Russell 2000® Index from January 2, 2009 through November 5, 2019, based on information from Bloomberg, without independent verification.  The dotted lines represent a hypothetical Downside Threshold of 799.806 and a hypothetical Coupon Barrier of 1,119.728, equal to 50% and 70%, respectively, of the closing level of the Russell 2000® Index on November 5, 2019.  The actual Downside Threshold and Coupon Barrier will be based on the closing level of the Russell 2000® Index on November 6, 2019 (the Initial Value) and will be equal to 50% and 70%, respectively, of the Initial Value of the Russell 2000® Index.

Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone.  The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto.  For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the quarterly high and low closing levels of the EURO STOXX 50® Index, based on daily closing levels of the EURO STOXX 50® Index as reported by Bloomberg, without independent verification.  The closing level of the EURO STOXX 50® Index on November 5, 2019 was 3,676.52.  The actual Initial Value of the EURO STOXX 50® Index will be the closing level of the EURO STOXX 50® Index on November 6, 2019.  We obtained the closing levels of the EURO STOXX 50® Index above and below from Bloomberg, without independent verification.  You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,594.85	3,388.22	3,594.85
10/1/2017	12/31/2017	3,697.40	3,503.96	3,503.96
1/1/2018	3/31/2018	3,672.29	3,278.72	3,361.50
4/1/2018	6/30/2018	3,592.18	3,340.35	3,395.60
7/1/2018	9/30/2018	3,527.18	3,293.36	3,399.20
10/1/2018	12/31/2018	3,414.16	2,937.36	3,001.42
1/1/2019	3/31/2019	3,409.00	2,954.66	3,351.71
4/1/2019	6/30/2019	3,514.62	3,280.43	3,473.69
7/1/2019	9/30/2019	3,571.39	3,282.78	3,569.45
10/1/2019	11/5/2019*	3,676.52	3,413.31	3,676.52

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2019 includes data for the period from October 1, 2019 through November 5, 2019. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2019.

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 2, 2009 through November 5, 2019, based on information from Bloomberg, without independent verification.  The dotted lines represent a hypothetical Downside Threshold of 1,838.26 and a hypothetical Coupon Barrier of 2,573.56, equal to 50% and 70%, respectively, of the closing level of the EURO STOXX 50® Index on November 5, 2019.  The actual Downside Threshold and Coupon Barrier will be based on the closing level of the EURO STOXX 50® Index on November 6, 2019 (the Initial Value) and will be equal to 50% and 70%, respectively, of the Initial Value of the EURO STOXX 50® Index.

Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

Correlation of the Underlyings

The graph below illustrates the daily performance of the MSCI Emerging Markets Index, the Russell 2000® Index and the EURO STOXX 50® Index from January 2, 2009 through November 5, 2019.  For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 2, 2009 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 2, 2009 and multiplying by 100.00.  We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction.  The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are.  The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively.  This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value.  However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of the Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation.  Therefore, the greater the number of Underlyings, the greater the potential for missed Contingent Coupons and for a loss of principal at maturity.  Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings and/or a greater number of Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.  The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the returns of the Underlyings over the period set forth above.  In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to twelve months.  The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates.  See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.